Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 Company Reports Second Quarter Results Meet Guidance

SAN DIEGO, April 8 /PRNewswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2009 of $61.8 million, a decrease of 21.7% from the second quarter last year. Year-to-date net sales were $145.4 million, down 8.0% from the same period last year.

Net income for the second quarter was $4.1 million, down 52.9% compared to the prior year’s quarter. Year-to-date net income was $11.8 million, a decrease of 21.0%. Net income in the second quarter was impacted by a $2.8 million brand valuation charge against the Carpet Fresh ® brand indefinite-lived intangible asset.

Summary

Second quarter multi-purpose maintenance products sales, which include the WD-40® and 3-IN-ONE® brands, were $47.1 million, down 20.6% versus the same quarter last year, and $113.0 million for the year-to-date, down 3.1%. Home care and cleaning products sales, which include all of our other brands, were $14.8 million for the second quarter, down 24.9%, and were $32.5 million year-to-date, down 21.7%.

Americas second quarter sales were $37.2 million, down 11.1% compared to the second quarter last year and were $82.8 million year-to-date, down 3.1%. Europe sales in the second quarter were $19.5 million, down 34.3% and were $49.7 million year-to-date, down 14.6%. Asia-Pacific sales were $5.1 million in the second quarter, down 30.9% and were $13.0 million year-to-date, down 10.4%.

Earnings per share were $0.25 in the second quarter, compared to $0.51 per share for the same quarter last year. Through six months, earnings per share were $0.71 compared to $0.87 in the same period last year.

“During the quarter, we were negatively impacted by the overall weakness in the global economy, the Carpet Fresh brand valuation charge as well as the negative impact of the foreign currency exchange rates,” said Garry O. Ridge, WD-40 Company president and chief executive officer. “Even with these impacts, we ended the quarter within the range we guided, and we remain a resilient company with a strong balance sheet, good cash flows, limited debt and minimal capital requirements.”

In the quarter, foreign exchange rates negatively affected net sales by $8.5 million and negatively affected net income by $1.6 million. Through six months, foreign exchange rates negatively impacted sales and net income by $14.0 million and $2.4 million, respectively.

“We are operating under turbulent times, but continue to see plenty of opportunity for growth in our international markets,” Ridge said. “I recently returned from a three week trip around the globe visiting many of our international operations and I am excited by our tribe members’ commitment to align around our global strategy.”

Gross margin was 49.6% in the second quarter compared to 48.3% in the same quarter last year. For the year-to-date, gross margin was 47.7% of sales, compared to 47.8% in the same period last year.

“While we are still concerned about the high costs of tinplate, we are starting to see the flow through of lower oil prices,” Ridge said.

Advertising and sales promotion expenses were up 8.5% for the second quarter compared to the same period last year and were down 8.0% for the year-to-date.

“We will continue to invest in our brands where we see opportunities to expand into new markets, where we can bring product innovation into our existing markets, and we can take advantage of new marketing techniques that leverage our loyal end-users affinity for our brands” Ridge added.

Selling, general and administrative expenses were down 12.3% in the second quarter to $17.8 million and were down 6.3% for the year-to-date to $39.0 million.

As previously announced, the WD-40 Company board of directors declared on Tuesday, March 24, 2009 the regular quarterly dividend of $.25 per share, payable April 30, 2009 to stockholders of record on April 16, 2009.

Updated Fiscal Year 2009 Guidance

WD-40 Company now expects fiscal year 2009 net sales of $279.0 million to $292.0 million. The company expects net income of $22.5 million to $25.8 million, which would achieve earnings per share of $1.35 to $1.55 based on an estimated 16.7 million shares outstanding. The net income range includes negative foreign currency exchange impact of $5.0 million or $0.30 per share.

WD-40 Company’s 10-Q will be filed on April 9, 2009.

WD-40 Company, with headquarters in San Diego, is a global consumer product company dedicated to delivering unique, high value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the Company. The Company markets two multi-purpose maintenance product brands, WD-40(R), and 3-IN-ONE(R), and eight homecare and cleaning product brands, X-14(R) hard surface cleaners and automatic toilet bowl cleaners, 2000 Flushes(R) automatic toilet bowl cleaners, Carpet Fresh(R ) and No Vac (R) rug and room deodorizers, Spot Shot(R) aerosol and liquid carpet stain removers, 1001(R) carpet and household cleaners and rug and room deodorizers, and Lava (R) and Solvol (R) heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $317.1 million in fiscal year 2008. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign exchange rates and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 Company

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts)

	Three Months Ended February 28 or 29,		Six Months Ended February 28 or 29,
	2009	2008	2009	2008
Net sales	$61,837	$78,948	$145,434	$158,098
Cost of products sold(1)	31,192	40,808	76,052	82,488

Gross profit	30,645	38,140	69,382	75,610

Operating expenses:
Selling, general and administrative	17,836	20,344	38,953	41,568
Advertising and sales promotion	4,604	4,243	10,017	10,883
Amortization of intangible asset	110	150	239	302
Impairment of indefinite-lived intangible assets	2,760	—	2,760	—

Total operating expenses	25,310	24,737	51,969	52,753

Income from operations	5,335	13,403	17,413	22,857

Other (expense) income:
Interest expense, net	(510)	(390)	(950)	(796)
Other income, net	480	229	701	541

Income before income taxes	5,305	13,242	17,164	22,602

Provision for income taxes	1,222	4,576	5,396	7,706

Net income	$4,083	$8,666	$11,768	$14,896

Earnings per common share:
Basic	$0.25	$0.52	$0.71	$0.88

Diluted	$0.25	$0.51	$0.71	$0.87

Shares used in per share calculations:
Basic	16,500,749	16,784,469	16,498,200	16,836,803

Diluted	16,649,840	16,971,502	16,661,691	17,032,147

Dividends declared per share	$0.25	$0.25	$0.50	$0.50

(1)

Includes cost of products acquired from related party of $3,460 and $4,496 for the three months ended February 28, 2009 and February 29, 2008, respectively; and $7,720 and $11,177 for the six months ended February 28, 2009 and February 29, 2008, respectively

WD-40 Company

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share and per share amounts)

	February 28, 2009	August 31, 2008
Assets
Cash and cash equivalents	$28,494	$41,983
Trade accounts receivable, less allowance for doubtful accounts of $609 and $486 at February 28, 2009 and August 31, 2008, respectively	42,067	49,271
Product held at contract packagers	3,960	2,453
Inventories	18,542	18,280
Current deferred tax assets, net	4,006	4,045
Other current assets	4,118	3,453

Total current assets	101,187	119,485
Property, plant and equipment, net	11,177	11,309
Goodwill	94,910	95,909
Other intangible assets, net	35,807	39,992
Other assets	3,399	3,543
Investment in related party	—	435

Total assets	$246,480	$270,673

Liabilities and Shareholders' Equity

Accounts payable	$14,915	$22,985
Accounts payable to related party	285	547
Accrued liabilities	14,380	13,143
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	3,687	6,084
Income taxes payable	1,893	1,090

Total current liabilities	45,874	54,563
Long-term debt	21,429	32,143
Long-term deferred tax liabilities, net	17,686	16,876
Deferred employee benefits and other long-term liabilities	3,008	3,099

Total liabilities	87,997	106,681

Shareholders' equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,064,544 and 18,041,715 shares issued at February 28, 2009 and August 31. 2008, respectively; and 16,501,046 and 16,478,217 shares outstanding at February 28, 2009 and August 31, 2008, respectively	18	18
Additional paid-in capital	84,882	82,647
Retained earnings	132,124	128,627
Accumulated other comprehensive (loss) income	(8,475)	2,766
Common stock held in treasury, at cost — 1,563,498 shares	(50,066)	(50,066)

Total shareholders' equity	158,483	163,992

Total liabilities and shareholders' equity	$246,480	$270,673

WD-40 Company

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Six Months Ended February 28 or 29,
	2009	2008
Operating activities:
Net income	$11,768	$14,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,780	1,862
Impairment of indefinite-lived intangible assets	2,760	—
Net gains on sales and disposals of property and equipment	(21)	(2)
Deferred income tax expense (benefit)	1,113	(151)
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(14)	(149)
Equity losses from related party	435	19
Stock-based compensation	1,577	1,391
Changes in assets and liabilities:
Trade accounts receivable	1,544	(5,698)
Product held at contract packagers	(1,507)	(103)
Inventories	(1,324)	(3,727)
Other assets	(1,188)	(446)
Accounts payable and accrued expenses and liabilities	(6,111)	(6,869)
Accounts payable to related party	(262)	(981)
Income taxes payable	1,214	2,690
Deferred employee benefits and other long-term liabilities	(57)	2,056

Net cash provided by operating activities	11,707	4,788

Investing activities:
Capital expenditures	(2,019)	(2,656)
Proceeds from sales of property and equipment	126	108
Purchases of marketable securities	—	(76,175)
Proceeds from sales of marketable securities	—	70,100

Net cash used in investing activities	(1,893)	(8,623)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Proceeds from issuance of common stock	640	2,906
Excess tax benefits from exercises of stock options and
conversions of restricted stock units to common shares	14	149
Dividends paid	(8,271)	(8,453)
Treasury stock purchases	—	(17,720)

Net cash used in financing activities	(18,331)	(33,832)

Effect of exchange rate changes on cash and cash equivalents	(4,972)	(17)

Net decrease in cash and cash equivalents	(13,489)	(37,684)
Cash and cash equivalents at beginning of period	41,983	61,078

Cash and cash equivalents at end of period	$28,494	$23,394

WD-40 Company

Condensed Consolidated Statements of Comprehensive Income

(Unaudited and in thousands)

	Three Months Ended February 28 or 29,		Six Months Ended February 28 or 29,
	2009	2008	2009	2008
Net income	$4,083	$8,666	$11,768	$14,896
Other comprehensive loss:
Foreign currency translation adjustment, net of tax	(2,991)	(1,419)	(11,241)	(331)

Total comprehensive income	$1,092	$7,247	$527	$14,565